Exhibit 23(2)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 33-54064, 33-54066, 33-54096, 33-57746, 333-130167, 33-86654, 33-20801, 333-53487, 333-64714, 333-89071, 333-104412, 333-130162, 333-105930, 333-135683, 333-159908 and 333-159909 and Post-Effective Amendment No. 1 to Registration Statement No. 33-57748 and Post-Effective Amendment No. 1 to Registration Statement No. 333-53485 on Form S-8 of our report dated February 4, 2011, relating to the financial statements of Sociedad de Servicios Tecnicos Geologicos Geotec Boyles Bros S.A. as of and for the year ended December 31, 2009 appearing as an exhibit to this Annual Report on Form 10-K of Layne Christensen Company and subsidiaries for the year ended January 31, 2011.

/s/ DELOITTE

Santiago, Chile
April 15, 2011